EXHIBIT 21.1
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                       SUBSIDIARIES OF Venture Tech, Inc.

The following are subsidiaries of Venture Tech, Inc., an Idaho corporation:

         1. Venture Tech Holdings (Canada) Inc., a British Columbia corporation, a wholly owned (100%) subsidiary.

         2. EuroAsian E-Casinos, Inc., a Marshall Islands corporation, a wholly owned (100%) subsidiary.

         3. Cybernet Currency Clearing, Inc., a Nevada corporation, a wholly owned (100%) corporation.

         4. Gamecasters, Inc., a Nevada Corporation, a majority owned corporation.

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